Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2021 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 4, 2021 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
Net income per diluted share	$0.54	Net income per diluted share	$1.28
Adjusted operating income(2) per diluted share	$0.35	Adjusted operating income(2) per diluted share	$0.33
Net realized investment gains per diluted share	$0.19	Net realized investment gains per diluted share	$0.95
GAAP combined ratio	100.8%	GAAP combined ratio	104.3%
		Book value per share	$33.42
		Return on equity(3)	7.8%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and changes in the fair value of equity securities, of $13.8 million ($0.54 per diluted share) for the three-month period ended June 30, 2021 (the "second quarter of 2021"), compared to a consolidated net income of $6.0 million ($0.24 per diluted share) for the same period in 2020. For the six-month period ended June 30, 2021 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $32.5 million ($1.28 per diluted share), compared to a net loss of $66.6 million ($2.66 per diluted share) for the same period in 2020.

The Company reported consolidated adjusted operating income of $0.35 per diluted share for the second quarter of 2021, compared to consolidated adjusted operating income of $0.26 per diluted share for the same period in 2020. Year-to-date, consolidated adjusted operating income was $0.33 per diluted share compared to a consolidated adjusted operating loss of $0.21 per diluted share for the same period in 2020.

"I am pleased to report net income of $0.54 per diluted share and adjusted operating income of $0.35 per diluted share in the second quarter of 2021," stated Randy A. Ramlo, President and Chief Executive Officer. "The improvement in profitability is primarily due to a decrease in frequency and severity of commercial auto liability losses, which we believe is the direct result of our strategic initiatives, and lower catastrophe losses. We also continued to see a decrease in commercial auto exposure units in the second quarter of 2021."

________________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net realized investment gains and losses, after applicable federal and state income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).
(3) Return on equity is calculated by dividing annualized net income (loss) by average year-to-date stockholders' equity.

Financial Highlights

Net income, including net realized investment gains and losses, was $13.8 million ($0.54 per diluted share) for the second quarter of 2021, compared to net income of $6.0 million ($0.24 per diluted share) for the same period in 2020. The increase in net income was primarily due to a decrease in losses and loss settlement expenses, a decrease in other underwriting expenses and amortization of deferred acquisition costs. These were partially offset by a decrease in net premiums earned and less realized investment gains from the increase in the fair value of equity securities as compared to the same period of 2020.

Year-to-date, consolidated net income, including net realized investment gains and losses was $32.5 million ($1.28 per diluted share), compared to net loss of $66.6 million ($2.66 per diluted share) for the same period in 2020. The change was primarily due to an increase in net realized investment gains from an increase in the fair value of equity securities as compared to net realized investment losses for the same period of 2020, a decrease in losses and loss settlement expenses, a decrease in other underwriting expenses and an increase in net investment income. These were partially offset by a decrease in net premiums earned.

Net premiums earned decreased 14.8 percent to $224.7 million in the second quarter of 2021, compared to $263.6 million in the same period in 2020. Year-to-date net premiums earned decreased 9.1 percent to $483.9 million compared to $532.5 million in the same period in 2020. The decrease in both the three- and six-month periods ended June 30, 2021 was primarily due to our focus on improving profitability through non-renewal of under-performing accounts in our commercial auto line of business and our exit of the personal lines business which began in September 2020.

Year-to-date the overall average renewal pricing increase was 6.4 percent. Excluding workers' compensation line of business, the overall average renewal pricing increase was 7.8 percent. The increase in pricing was driven by our commercial auto and commercial property lines of business. Year-to-date, the commercial auto average renewal rate increase was 9.9 percent. The commercial property average renewal rate increase was 8.4 percent.

Net investment income was $13.8 million for the second quarter of 2021, as compared to net investment income of $12.7 million for the same period in 2020. Year-to date, net investment income was $30.9 million, compared to net investment income of $15.1 million for the same period in 2020. The increase in net investment income in the three- and six-month periods ended June 30, 2021 was primarily due to an increase in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $6.0 million during the second quarter of 2021 as compared to net realized investment gains of $15.8 million for the same period in 2020. Year-to-date, the Company recognized net realized investment gains of $30.5 million compared to net realized losses of $77.6 million for the same period in 2020. The change in the three- and six-month periods ended June 30, 2021 as compared to the same periods in 2020 was primarily due to the change in the fair value of equity securities.

Losses and loss settlement expenses decreased by 25.8 percentage points and by 8.4 percentage points in the three- and six-month periods ended June 30, 2021 as compared to the same periods of 2020. For the second quarter, the decrease in losses and loss settlement expenses was primarily due to a decrease in catastrophe losses and frequency and severity of commercial auto liability losses. Year-to-date, the decrease in losses and loss settlement expenses was primarily due to a decrease in catastrophe losses.

Consolidated net unrealized investment gains, net of tax, totaled $67.0 million as of June 30, 2021, a decrease of $16.1 million from December 31, 2020. The decrease in net unrealized investment gains was primarily the result of an increase in interest rates in the first half of 2021.

Total consolidated assets as of June 30, 2021 were $3.1 billion, which included $2.1 billion of invested assets. The Company's book value per share was $33.42, which is an increase of $0.49 per share, or 1.5 percent, from December 31, 2020. This increase is primarily attributable to net income of $32.5 million, offset by a decrease in net unrealized investment gains on fixed maturity securities of $16.1 million, net of tax, and shareholder dividends of $7.5 million.

The annualized return on equity was 7.8 percent year-to-date compared to negative 15.0 percent for the same period in 2020. The change in the annualized return on equity was primarily driven by net income of $32.5 million year-to-date compared to a net loss of $66.6 million in the same period in 2020.

Reserve Development

The Company experienced favorable development in its net reserves for prior accident years of $1.8 million in the second quarter of 2021, compared to favorable development of $10.0 million in the same period in 2020. Year-to-date, favorable development in our net reserves for prior accident years was $15.0 million, compared to $23.8 million favorable development in the same period in 2020. The favorable prior accident year reserve development in the three- and six-month periods ended June 30, 2021 came primarily from our workers' compensation line of business. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2021, the Company's total reserves were within its actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased by 10.6 percentage points to 100.8 percent for the second quarter of 2021, compared to 111.4 percent in the same period in 2020. For the six-month period ended June 30, 2021, the GAAP combined ratio decreased 3.9 percentage points to 104.3 percent compared to 108.2 percent for the six-month period ended June 30, 2020. The decrease in the combined ratio during the three- and six-month periods ended June 30, 2021 as compared to the same period in 2020 was primarily driven by both a decrease in the net loss ratio and underwriting expense ratio.

Net Loss Ratio

The GAAP net loss ratio decreased 10.1 percentage points during the second quarter of 2021 as compared to the same period in 2020 primarily due to a decrease in catastrophe losses and a decrease in the frequency and severity of commercial auto liability losses. Year-to-date, the GAAP net loss ratio increased 0.6 percentage points to 74.1 percent compared to 73.5 percent for the six-month period ended June 30, 2020. The increase in the net loss ratio was primarily due to prior accident year reserve strengthening on commercial auto claims in the first quarter of 2021 partially offset by a decrease in catastrophe losses.

Pre-tax catastrophe losses in the second quarter of 2021 were lower than our 10-year historical average for the second quarter and when compared to second quarter of 2020, with catastrophe losses adding 9.6 percentage points to the combined ratio in 2021, as compared to 19.2 percentage points in 2020. Our 10-year historical average for second quarter catastrophe losses is 10.6 percentage points added to the combined ratio. Year-to-date, catastrophe losses totaled $50.9 million ($1.58 per diluted share) compared to $65.9 million ($2.08 per diluted share) for the same period in 2020.

Underwriting Expense Ratio

The underwriting expense ratio for the second quarter of 2021 was 33.1 percent compared to 33.6 percent for the second quarter in 2020. Year-to-date, the underwriting expense ratio was 30.2 percent compared to 34.7 percent in the same period in 2020. The decrease in the underwriting expense ratio in both the second quarter of 2021 and year-to-date as compared to the same periods in 2020 was primarily due to the change in the design of our employee post-retirement benefit plans and a decrease in the acceleration of the amortization of our deferred acquisition costs due to improved profitability in our commercial auto line of business.

Capital Management

During the second quarter of 2021, we declared and paid a $0.15 per share cash dividend to shareholders of record as of June 4, 2021. We have paid a quarterly dividend every quarter since March 1968. During the second quarter of 2021, the Company repurchased 31,027 shares of its common stock for a total purchase price of approximately $1.0 million. Year-

to-date, the Company repurchased 31,234 shares of its common stock for a total purchase price of approximately $1.0 million.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on August 4, 2021 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's second quarter of 2021 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 18, 2021. The replay access information is toll-free 1-877-344-7529; conference ID no. 10157853.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs210804. The archived audio webcast will be available until August 18, 2021.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission ("SEC") on February 26, 2021. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net realized investment gains and losses, after applicable federal and state income taxes from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2021	2020	Change %	2021	2020	Change %
Income Statement Data
Net income (loss)	$13,750	$5,960	130.7%	$32,452	$(66,574)	148.7%
Less: after-tax net realized investment gains (losses)	4,743	12,466	(62.0)%	24,104	(61,326)	139.3%
Adjusted operating income (loss)	$9,007	$(6,506)	238.4%	$8,348	$(5,248)	259.1%
Diluted Earnings Per Share Data
Net income (loss)	$0.54	$0.24	125.0%	$1.28	$(2.66)	148.1%
Less: after-tax net realized investment gains (losses)	0.19	0.50	(62.0)%	0.95	(2.45)	138.8%
Adjusted operating income (loss)	$0.35	$(0.26)	234.6%	$0.33	$(0.21)	257.1%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Ratios)	2021	2020	Change %	2021	2020	Change %
Premiums:
Net premiums earned	$224,703	$263,609	(14.8)%	$483,928	$532,458	(9.1)%
Less: change in unearned premiums	(12,641)	(9,841)	(28.5)%	(9,325)	(25,639)	63.6%
Less: change in prepaid reinsurance premiums	(1,062)	2,817	(137.7)%	(614)	4,956	(112.4)%
Net premiums written	$238,406	$270,633	(11.9)%	$493,867	$553,141	(10.7)%

Supplemental Tables

Consolidated Financial Highlights
(unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2021	2020	Change %	2021	2020	Change %
Revenue Highlights
Net premiums earned	$224,703	$263,609	(14.8)%	$483,928	$532,458	(9.1)%
Net investment income	13,795	12,696	8.7%	30,876	15,059	105.0%
Net realized investment gains (losses)	6,004	15,779	(61.9)%	30,512	(77,628)	139.3%
Other income (loss)	(90)	5,719	NM	(169)	5,719	NM
Total revenues	244,412	297,803	(17.9)%	$545,147	$475,608	14.6%
Income Statement Data
Net income (loss)	13,750	5,960	130.7%	$32,452	$(66,574)	148.7%
After-tax net realized investment gains (losses)	4,743	12,466	(62.0)%	24,104	(61,326)	139.3%
Adjusted operating income (loss)(1)	$9,007	$(6,506)	238.4%	$8,348	$(5,248)	259.1%
Diluted Earnings Per Share Data
Net income (loss)	$0.54	$0.24	125.0%	$1.28	$(2.66)	148.1%
After-tax net realized investment gains (losses)	0.19	0.50	(62.0)%	0.95	(2.45)	138.8%
Adjusted operating income (loss)(1)	$0.35	$(0.26)	234.6%	$0.33	$(0.21)	257.1%
Catastrophe Data
Pre-tax catastrophe losses	$21,612	$50,634	(57.3)%	$50,859	$65,900	(22.8)%
Effect on after-tax earnings per share	0.67	1.58	(57.6)%	1.58	2.08	(24.0)%
Effect on combined ratio	9.6%	19.2%	(50.0)%	10.5%	12.4%	(15.3)%

Favorable reserve development experienced on prior accident years	$1,765	$10,023	(82.4)%	$15,024	$23,770	(36.8)%

GAAP combined ratio	100.8%	111.4%	(9.5)%	104.3%	108.2%	(3.6)%
Return on equity				7.8%	(15.0)%	152.0%
Cash dividends declared per share	$0.15	$0.33	(54.5)	$0.30	$0.66	(54.5)%
Diluted weighted average shares outstanding	25,416,868	25,255,604	0.6%	25,394,728	25,019,441	1.5%
NM = Not meaningful
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).

Income Statement
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2021	2020	2021	2020
Revenues
Net premiums earned	$224,703	$263,609	$483,928	$532,458
Investment income, net of investment expenses	13,795	12,696	30,876	15,059
Net realized investment gains (losses)	6,004	15,779	30,512	(77,628)
Other income (loss)	(90)	5,719	(169)	5,719
Total Revenues	$244,412	$297,803	$545,147	$475,608

Benefits, Losses and Expenses
Losses and loss settlement expenses	$152,139	$204,973	$358,537	$391,476
Amortization of deferred policy acquisition costs	46,007	51,893	99,272	106,345
Other underwriting expenses	28,400	36,701	46,768	78,550
Interest expense	1,594	—	1,594	—
Total Benefits, Losses and Expenses	$228,140	$293,567	$506,171	$576,371

Income (loss) before income taxes	16,272	4,236	38,976	(100,763)
Federal income tax expense (benefit)	2,522	(1,724)	6,524	(34,189)
Net income (loss)	$13,750	$5,960	$32,452	$(66,574)

GAAP combined ratio:
Net loss ratio - excluding catastrophes	58.1%	58.6%	63.6%	61.1%
Catastrophes - effect on net loss ratio	9.6	19.2	10.5	12.4
Net loss ratio	67.7%	77.8%	74.1%	73.5%
Underwriting expense ratio	33.1	33.6	30.2	34.7
GAAP combined ratio	100.8%	111.4%	104.3%	108.2%

Balance Sheet
	June 30, 2021	December 31, 2020
(In Thousands)
	(unaudited)
Invested assets	$2,107,245	$2,149,217
Cash	118,519	87,948
Total assets	3,058,153	3,069,678
Losses and loss settlement expenses	1,568,453	1,578,131
Total liabilities	2,218,678	2,244,529
Net unrealized investment gains, after-tax	67,005	83,070
Total stockholders’ equity	839,475	825,149

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$82,235	$82,250	$154,514	$167,190
Fire and allied lines(3)	60,023	64,161	120,977	131,003
Automobile	59,798	71,842	125,417	151,028
Workers’ compensation	14,899	19,417	32,263	41,156
Fidelity and surety	9,790	8,636	18,139	15,611
Miscellaneous	324	392	691	807
Total commercial lines	$227,069	$246,698	$452,001	$506,795

Personal lines:
Fire and allied lines(4)	$1,012	$9,747	$1,766	$18,140
Automobile	(77)	7,144	312	14,710
Miscellaneous	16	307	25	610
Total personal lines	$951	$17,198	$2,103	$33,460
Reinsurance assumed	10,386	6,737	39,763	12,886
Total	238,406	270,633	$493,867	$553,141
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended June 30,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$74,654	$44,723	59.9%	$77,407	$46,914	60.6%
Fire and allied lines	58,277	42,203	72.4	62,592	67,055	107.1
Automobile	63,270	42,396	67.0	73,682	58,014	78.7
Workers' compensation	15,575	14,556	93.5	19,200	6,247	32.5
Fidelity and surety	7,137	1,012	14.2	6,332	110	1.7
Miscellaneous	335	16	4.8	385	96	24.9
Total commercial lines	$219,248	$144,906	66.1%	$239,598	$178,436	74.5%

Personal lines
Fire and allied lines	$4,340	$6,409	147.7	$9,819	$19,187	195.4%
Automobile	2,295	2,261	98.5	7,518	2,464	32.8
Miscellaneous	110	(1,450)	NM	304	52	17.1
Total personal lines	$6,745	$7,220	107.0%	$17,641	$21,703	123.0%
Reinsurance assumed	$(1,290)	$13	NM	$6,370	$4,834	75.9%
Total	$224,703	$152,139	67.7%	$263,609	$204,973	77.8%
NM = Not Meaningful

Six Months Ended June 30,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$150,013	$86,870	57.9%	$156,716	$90,637	57.8%
Fire and allied lines	116,609	105,177	90.2	124,261	118,980	95.8
Automobile	129,247	109,598	84.8	151,700	123,319	81.3
Workers' compensation	32,077	22,336	69.6	38,628	13,955	36.1
Fidelity and surety	14,497	2,091	14.4	12,750	142	1.1
Miscellaneous	684	(2)	(0.3)	780	188	24.1
Total commercial lines	$443,127	$326,070	73.6%	$484,835	$347,221	71.6%

Personal lines
Fire and allied lines	$10,561	$11,018	104.3%	$19,789	$25,921	131.0%
Automobile	6,335	5,561	87.8	15,148	7,613	50.3
Miscellaneous	287	(1,360)	NM	610	2,658	NM
Total personal lines	$17,183	$15,219	88.6%	$35,547	$36,192	101.8%
Reinsurance assumed	$23,618	$17,248	73.0%	$12,076	$8,063	66.8%
Total	$483,928	$358,537	74.1%	$532,458	$391,476	73.5%
NM = Not meaningful